UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CAPITAL BANK CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 Fayetteville Street
Raleigh, North Carolina 27601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 22, 2008

To Our Shareholders:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of Capital Bank Corporation, which we are holding on Thursday, May 22, 2008 at 5:00 p.m. at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601 for the following purposes:

(1)	To elect six nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2011;

(2)
To ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 17, 2008 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ B. Grant Yarber
B. Grant Yarber
Chief Executive Officer

Raleigh, North Carolina
April 24, 2008

CAPITAL BANK CORPORATION
333 Fayetteville Street
Raleigh, North Carolina 27601

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 22, 2008

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 24, 2008, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 22, 2008, at 5:00 p.m. at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	to elect six nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2011;

•
to ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by:

•	filing written notice of revocation with the Secretary of the Company;

•	duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised; or

•	attending the Annual Meeting and voting in person.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 17, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the Annual Meeting. As of the close of business on April 14, 2008, the Company had outstanding 11,237,085 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 14, 2008 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address.

The percentages shown below have been calculated based on 11,237,085 total shares of Common Stock outstanding as of April 14, 2008.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)(2)	Number of Shares Acquirable within 60 Days (3)	Percent of Class

5% Shareholders
Maurice J. Koury (4)	920,201	–	8.19%

Jeffrey L. Gendell (5): Tontine Financial Partners, LP and Tontine Management, LLC Tontine Overseas Associates, LLC	747,077 176,865	– –	6.65% 1.57%

Directors and Director Nominees
Charles F. Atkins (6)	82,756	12,000	*
James A. Barnwell, Jr.	85,940	–	*
Leopold I. Cohen (7)	44,602	12,750	*
John F. Grimes, III (8)	25,175	2,000	*
Robert L. Jones (9)	45,724	13,500	*
O. A. Keller, III (10)	129,365	22,800	1.35%
Oscar A. Keller, Jr. (11)	84,779	16,750	*
Ernest A. Koury, Jr. (12)	3,935	–	*
James G. McClure, Jr. (13)	61,192	–	*
James D. Moser, Jr. (14)	53,176	3,000	*
George R. Perkins, III (15)	110,957	12,000	1.09%
Don W. Perry (16)	70,932	12,500	*
Carl H. Ricker, Jr. (17)	320,647	5,487	2.90%
Richard H. Shirley	69,792	–	*
J. Rex Thomas (18)	35,052	12,750	*
Samuel J. Wornom, III (19)	50,434	14,750	*
B. Grant Yarber (20)	13,271	30,000	*

Named Executive Officers
Michael R. Moore (21)	4,300	–	*
Mark J. Redmond (22)	4,123	5,000	*
David C. Morgan (23)	–	8,500	*
A. Christine Baker (24)	97,318	–	*

All directors and executive officers as a group (20 persons) (25)	1,296,152	183,287	12.95%

* Less than one percent

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Amounts do not include the number of stock units credited to the account of each nonemployee director participating in the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors. These units are payable, at the sole discretion of the Company, either in shares of Common Stock or cash following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees as of April 14, 2008, is as follows: 3,175 stock units for Mr. Atkins; 8,337 stock units for Mr. Cohen; 3,237 stock units for Mr. Grimes; 3,112 stock units for Mr. Jones; 24,450 stock units for Mr. O. A. Keller, III; 2,458 stock units for Mr. McClure; 3,593 stock units for Mr. Moser; 2,878 stock units for Mr. Perkins; 3,650 stock units for Mr. Perry; 4,289 stock units for Mr. Ricker; 3,297 stock units for Mr. Thomas; and 12,424 stock units for Mr. Wornom.

(3)
Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on April 14, 2008 or within 60 days thereafter. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)
The number of shares beneficially owned and the description of such ownership contained herein based solely on review of Schedule 13G filed with the SEC on February 11, 2008, which shows that: (a) Maurice J. Koury is the beneficial owner of an aggregate of 920,201 shares of Common Stock, which includes 774,945 shares held in Mr. Koury’s own name and 145,256 shares held by the Maurice & Ann Koury Charitable Trust, a charitable remainder trust in which Mr. Koury is the sole trustee; and (b) the aggregate number of shares of Common Stock does not include 42,608 shares held by the Maurice J. Koury Foundation, Inc. (the “Foundation”) and 39,260 shares held by Carolina Hosiery Mills, Inc. Mr. Koury is one of four directors and president of the Foundation; and a director, president and 23.6% shareholder of Carolina Hosiery Mills. Mr. Koury may have input into decisions concerning the voting power over the shares held by the Foundation and Carolina Hosiery Mills in certain limited circumstances. The business address of Mr. Koury is P.O. Drawer 850, Burlington, North Carolina 27216. Mr. Koury is the uncle of Ernest A. Koury, Jr., one of the Company’s directors.

(5)
The number of shares beneficially owned and the description of such ownership contained herein based solely on review of Schedule 13G/A filed with the SEC on February 1, 2008, which shows that: (a) Tontine Financial Partners, LP, a Delaware limited partnership (“TFP”), and Tontine Management, LLC, a Delaware limited liability company (“TM”), share beneficial ownership of 747,077 shares of Common Stock; (b) Tontine Overseas Associates, LLC, a Delaware limited liability company (“TOA”), which serves as the investment manager to TFP Overseas Fund, Ltd., a company organized under the laws of the Cayman Islands (“TFPO”), beneficially owns 176,865 shares of Common Stock; and (c) Jeffrey L. Gendell may be deemed to be the beneficial owner of the aggregate of 923,942 shares of Common Stock beneficially owned by TFP, TM and TFPO as a result of his status as managing member of TM (the general partner of TFP, with the power to direct the affairs of TFP, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares of Common Stock) and managing member of TOA. The address of the principal business and principal office of TFP, TM and TFPO is 55 Railroad Avenue, Greenwich, Connecticut 06830. The business address of Mr. Gendell is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(6)
Includes 50,100 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 11,841 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(7)
Includes 200 shares held by Mr. Cohen’s wife and 4,590 shares held in Mr. Cohen’s personal pension plan of Lee Iron and Metal Co., Inc., a company in which Mr. Cohen and his family are the principal shareholders.

(8)	Includes 2,560 shares held by Mr. Grimes’ wife, 2,700 shares held in an Individual Retirement Account (“IRA”), and 1,100 shares held by Mr. Grimes’ wife in her IRA.

(9)
Includes 1,200 shares held by Mr. Jones’ wife, 2,000 shares held in an IRA, 23,500 shares held by the Sheridan Trust in which Mr. Jones is the sole trustee, and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(10)	Includes 19,550 shares held jointly with Mr. Keller’s wife, 27,066 shares held in IRAs, and 4,344 shares held as custodian by Mr. Keller for his children and grandchildren.

(11)
Includes 51,500 shares held jointly with Mr. Keller’s wife and 22,500 shares held by Parkview Retirement Home, Inc., a company wholly owned by Mr. Keller. Oscar A. Keller, Jr. is the father of O. A. Keller, III.

(12)	Includes 1,500 shares held as custodian for Mr. Koury’s daughter.

(13)	Includes 17,776 shares held jointly with Mr. McClure’s wife, 5,381 shares held by Mr. McClure’s wife, and 38,035 shares held in IRAs.

(14)	Includes 8,192 shares held by Mr. Moser’s wife, and 400 shares held in IRAs.

(15)	Includes 64,115 shares held by Mr. Perkins’ father, for which Mr. Perkins has a proxy to vote. From time to time, the shares held by Mr. Perkins may be pledged in the ordinary course of business.

(16)
Includes 7,500 shares held by Mr. Perry’s wife, 1,800 shares held as custodian for Mr. Perry’s minor children, and 44,265 shares held by Lee Brick & Tile Company, of which Mr. Perry owns 4.0% of the outstanding ownership interests.

(17)	Includes 79 shares held in an IRA.

(18)	Includes 14,566 shares held by Mr. Thomas’ wife.

(19)	Includes 2,152 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee, and 4,553 shares held by a family limited partnership.

(20)
Includes 500 shares held jointly with Mr. Yarber’s wife, 600 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 1,891 shares held in the Capital Bank 401(k) Retirement Plan. Amount shown does not include 9,000 shares of restricted stock granted on December 20, 2007, which remain unvested.

(21)	Includes 3,800 shares held in an IRA.

(22)	Includes 1,923 shares held in an IRA. Amount shown does not include 6,000 shares of restricted stock granted on December 20, 2007, which remain unvested.

(23)	Amount shown does not include 6,000 shares of restricted stock granted on December 20, 2007, which remain unvested.

(24)
Includes 19,721 shares held as custodian for Ms. Baker’s daughter, 45,295 shares held by the 1st State Bank Employee Stock Ownership Plan, and 612 shares held in the Capital Bank 401(k) Retirement Plan.

(25)
Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Mr. Yarber, Mr. Moore, Mr. Redmond and Mr. Morgan, each of whom is a named executive officer of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees the Company’s business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with the Company’s chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them, and by participating in board and committee meetings.

The Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class I directors expires at the 2010 Annual Meeting of Shareholders, the term of office of the Class II directors expires at the Annual Meeting, and the term of office of the Class III directors expires at the 2009 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company’s Bylaws, the term of office of directors who were elected by the board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors of that class are elected. Six of the Class II directors are standing for election at the Annual Meeting: James A. Barnwell, Jr., John F. Grimes, III, Robert L. Jones, Richard H. Shirley, J. Rex Thomas and Samuel J. Wornom, III.

The Board of Directors, in its business judgment, has made an affirmative determination that each of the directors in Class I (except B. Grant Yarber) and Class III, and each nominee for director in Class II meet the definition of “independent director” as that term is defined in Nasdaq Marketplace Rules. In determining director independence, the Board of Directors broadly considers all relevant facts and circumstances, including Nasdaq Marketplace Rules. The Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Federal Reserve Board Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors reviews any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In connection with its determination of independence, the Board of Directors considered certain credit transactions with directors or his or her related interests during 2007 that it determined were consistent with the Regulation O criteria set forth above.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I	Class II	Class III
(Term Expiring 2010)	(Term Expiring 2008)	(Term Expiring 2009)

Charles F. Atkins	James A. Barnwell, Jr.	Leopold I. Cohen
Oscar A. Keller, Jr.	John F. Grimes, III	O. A. Keller, III
James G. McClure, Jr.	Robert L. Jones	Ernest A. Koury, Jr.
James D. Moser, Jr.	Richard H. Shirley	George R. Perkins, III
Don W. Perry	J. Rex Thomas	Carl H. Ricker, Jr.
B. Grant Yarber	Samuel J. Wornom, III

Besides the family relationship between Oscar A. Keller, Jr. and O. A. Keller, III, there are no family relationships among the Company’s other directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Directors Meetings

The Board of Directors met 12 times during 2007. In addition, the Company’s independent directors held six meetings in executive session without management or management directors during 2007. No director attended fewer than 75% of the total number of Board of Directors meetings held during 2007 and the total number of meetings held by committees of the board on which he served.

Policy on Attendance at Annual Meetings of Shareholders. The Company does not have a stated policy, but encourages its directors to attend each Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, held on May 24, 2007, 16 of the Company’s 17 directors were present and in attendance.

Board of Directors Committees

The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation/Human Resources Committee.

Executive Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the board. During 2007, the Executive Committee met nine times. The members of the Executive Committee for 2007 were Carl H. Ricker, Jr. (Chairman), James A. Barnwell, Jr., Robert L. Jones, O. A. Keller, III, Don W. Perry and B. Grant Yarber.

Audit Committee. The Audit Committee was established by the Board of Directors to oversee the Company’s accounting and financial reporting process, including the Company’s internal control over financial reporting and audits of the Company’s financial statements. In connection with such oversight responsibilities, the Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. During 2007, the Audit Committee met 11 times.

The members of the Audit Committee for 2007 were James D. Moser, Jr. (Chairman), O. A. Keller, III, George R. Perkins, III, Don W. Perry, Carl H. Ricker, Jr., Richard H. Shirley and Samuel J. Wornom, III. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Moser, Keller III, Perkins, Perry, Ricker, Shirley and Wornom are “independent directors” as that term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Board of Directors has also determined, in its business judgment, that Mr. Moser is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below, which is incorporated into this section by reference.

Compensation/Human Resources Committee. The role of the Compensation/Human Resources Committee is to recommend the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. The Compensation/Human Resources Committee operates pursuant to a charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The Compensation/Human Resources Committee has the authority to delegate to subcommittees as it deems appropriate. During 2007, the Compensation/Human Resources Committee met five times.

The members of the Compensation/Human Resources Committee for 2007 were Leopold I. Cohen (Chairman), John F. Grimes, III, Robert L. Jones, O. A. Keller, III, Don W. Perry and Carl H. Ricker, Jr. None of the current members of the Compensation/Human Resources Committee are employed by the Company, and the Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Cohen, Grimes, Jones, Keller III, Perry and Ricker is an “independent director” as that term is defined by Nasdaq Marketplace Rules. For additional information regarding the Compensation/Human Resources Committee, see “Compensation Discussion and Analysis” and “Compensation/Human Resources Committee Report” below.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the independent directors perform the functions that might otherwise be performed by such a committee. In addition, a majority of the independent directors on the board must approve all director nominees. Therefore, the Board of Directors believes the current practices of the independent directors are appropriate for nominating directors.

In identifying candidates for the Company’s Board of Directors, the independent directors consider the composition of the board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the independent directors consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the board and the Company to maintain a balance of knowledge, experience and capability. The independent directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. A majority of the independent directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the independent directors on the board (and the Board of Directors generally) is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The independent directors on the board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company’s Board of Directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available at www.capitalbank-nc.com or free of charge upon written request to Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

PROPOSAL 1:  ELECTION OF DIRECTORS

A majority of the independent directors on the Board of Directors has nominated James A. Barnwell, Jr., John F. Grimes, III, Robert L. Jones, Richard H. Shirley, J. Rex Thomas and Samuel J. Wornom, III, for election to serve as Class II directors until the 2011 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office).

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than six nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Under North Carolina law (under which the Company is incorporated), directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, the six candidates who receive the highest number of votes as Class II directors will be elected as Class II directors of the Company. Any shares not voted (whether by abstention, broker nonvote or otherwise) will have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director

Class I
Charles F. Atkins	Director	59	2003
Oscar A. Keller, Jr.	Director	87	1997
James G. McClure, Jr.	Director	62	2006
James D. Moser, Jr. (3)	Director	70	2002
Don W. Perry (1)(2)(3)	Director	49	2003
B. Grant Yarber (1)	President, Chief Executive Officer and Director	43	2004

Class II
James A. Barnwell, Jr. (1)	Director	67	2006
John F. Grimes, III (2)	Director	65	2003
Robert L. Jones (1)(2)	Director	71	1997
Richard H. Shirley (3)	Director	61	2006
J. Rex Thomas	Director	62	2003
Samuel J. Wornom, III (3)	Director	65	1997

Class III
Leopold I. Cohen (2)	Director	71	2003
O. A. Keller, III (1)(2)(3)	Chairman of the Board of Directors	63	1997
Ernest A. Koury, Jr.	Director	54	2006
George R. Perkins, III (3)	Director	40	2003
Carl H. Ricker, Jr. (1)(2)(3)	Director	65	2002

(1)	Member of Executive Committee

(2)	Member of Compensation/Human Resources Committee

(3)	Member of Audit Committee

Class I

Charles F. Atkins has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 19 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Oscar A. Keller, Jr., has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 13 years, President and CEO of Parkview Retirement Home, Inc., a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

James G. McClure, Jr., was elected to serve as a director of the Company and Capital Bank in January 2006. Mr. McClure is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 28 years, President of Green & McClure Furniture Company, a retail furniture store in Graham, North Carolina. He has served as Chairman of the Graham Area Business Association, on the zoning board for the City of Graham, and as a member and past President of the Hospice of Alamance-Caswell board. Mr. McClure currently serves on the Alamance Regional Medical Center board of directors.

James D. Moser, Jr. was elected to serve as a director of the Company and Capital Bank in 2002. Mr. Moser is a former director of First Community Financial Corporation, which was acquired by the Company in January 2002, and Community Savings Bank, Inc., First Community Financial Corporation’s banking subsidiary. He is a Certified Public Accountant and has been with the accounting firm of Gilliam, Coble & Moser, LLP, Burlington, North Carolina for the past 35 years. Mr. Moser is the Secretary, Treasurer and a director of the Capital Bank Charitable Foundation, Inc., which is completely independent from the Company and Capital Bank.

Don W. Perry has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past nine years, the President of Lee Brick and Tile Company located in Sanford, North Carolina.

B. Grant Yarber was elected to serve as a director of the Company and Capital Bank in May 2004 when he was promoted to Chief Executive Officer of the Company. Prior to joining the Company in July 2003, he was the Chief Lending Officer and Chief Credit Officer of MountainBank in Hendersonville, North Carolina. Mr. Yarber also served two years as Senior Credit Manager in the Southeast region of Bank of America in Tampa, Florida. Prior to the move to Florida, Mr. Yarber was for two years a State Executive for Business Banking, and Professional and Executive Banking, for Bank of America in Missouri and Illinois.

Class II

James A. Barnwell, Jr., was elected to serve as a director of the Company and Capital Bank in January 2006. Mr. Barnwell was Chairman of 1st State Bancorp, Inc. and 1st State Bank. He is currently, and has been for the past 34 years, President, Chief Executive Officer and Chairman of the Board of Directors of Huffman Oil Company, Inc., a petroleum marketer in Burlington, North Carolina. He has served on the advisory board of the Salvation Army Boys & Girls Club and the Alamance County YMCA board. He also serves as a director of Capital Bank Foundation and on the board of directors of the Alamance Regional Medical Center.

John F. Grimes, III, has served as a director of Capital Bank since 1999 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 12 years, a Partner of Cecil Budd Tire Company located in Siler City, North Carolina.

Robert L. Jones has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 27 years, Chairman of Davidson and Jones Hotel Corporation in Raleigh, North Carolina.

Richard H. Shirley was elected to serve as director of the Company and Capital Bank in January 2006. Mr. Shirley is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 27 years, President of Dick Shirley Chevrolet, Inc., an automobile dealership located in Burlington, North Carolina. He has served as the President of the Alamance County YMCA and as a member and chairman of the Economic Development Committee of the Burlington Area Chamber of Commerce.

J. Rex Thomas has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently the Chairman and Chief Executive Officer of Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company headquartered in Raleigh, North Carolina, with offices in Chapel Hill and Durham. Mr. Thomas currently serves on the Campbell University Board of Advisors and is Chairman of the Research Triangle Service Center Board.

Samuel J. Wornom, III, has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 11 years, President of Nouveau Investments, Inc., an investment company located in Sanford, North Carolina. Mr. Wornom currently serves as Southeast Trustee of Boys & Girls Clubs of America and on the Boys & Girls Club of Sanford Lee County board.

Class III

Leopold I. Cohen has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since 2003. He is currently, and has been for the past 34 years, Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

O. A. Keller, III, has served as a director of Capital Bank since its inception in 1997 and has served as a director and as Chairman of the Board of Directors of the Company since its inception. He is currently, and has been for the past 11 years, Managing Member of Keller Group, LLC, developers and general contractors of Sanford, North Carolina. Mr. Keller is the son of Oscar A. Keller, Jr.

Ernest A. Koury, Jr., was elected to serve as director of the Company and Capital Bank in January 2006. Mr. Koury is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 32 years, Vice President of Carolina Hosiery Mills, Inc., a hosiery mill in Burlington, North Carolina. He has served as Vice Chairman of the Alamance County Planning Board and a member of the Elon University Board of Visitors.

George R. Perkins, III, has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. Mr. Perkins is currently, and has been for the past seven years, President of Frontier Spinning Mills, Inc., a textiles company located in Sanford, North Carolina.

Carl H. Ricker, Jr. was elected to serve as a director of the Company and Capital Bank in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is currently, and has been for the past 21 years, the President of Azalea Development Management Company, a commercial real estate development company located in Asheville, North Carolina.

COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, we discuss the material elements of the Company’s compensation program as it pertains to each of the executive officers listed in the “Summary Compensation Table” below, also referred to herein as the “named executive officers.” This discussion focuses primarily on compensation and practices relating to the Company’s most recently completed fiscal year.

The Board of Directors of the Company believes that the performance of each of the named executive officers has the potential to impact both the short-term and long-term profitability of the Company. Therefore, the Board of Directors places considerable importance on the design and administration of the executive compensation program.

Overview of Compensation Program. The Compensation/Human Resources Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation/Human Resources Committee met five times during 2007. The Compensation/Human Resources Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company’s senior management team, including the named executive officers. Additional details about the duties and responsibilities of the Compensation/Human Resources Committee are outlined in its charter, which can be found on the Company’s website at www.capitalbank-nc.com.

The Compensation/Human Resources Committee strives to ensure that the total compensation paid to executive management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of executive management, including the named executive officers, are similar to those provided to other officers.

Compensation Philosophy and Objectives. The Compensation/Human Resources Committee is committed to implementing a scheme of executive compensation that will contribute to the achievement of the Company’s business objectives. The Compensation/Human Resources Committee believes that the Company has an executive compensation program that:

•	fulfills the Company’s business and operating needs, conforms with its general human resource strategies and enhances shareholder value;

•	enables the Company to attract and retain the executive talent essential to the Company’s achievement of its short-term and long-term business objectives;

•	rewards executives for accomplishment of pre-defined business goals and objectives; and

•	provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

The Company’s objective is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more profitable financial services companies, including other banks. The Compensation/Human Resources Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation/Human Resources Committee believes executive compensation packages provided to the Company’s executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions. The Compensation/Human Resources Committee makes all compensation decisions for the chief executive officer, approves recommendations regarding any equity awards to all officers of the Company and reviews total compensation for the senior management team, which includes the named executive officers.

The chief executive officer assists the Compensation/Human Resources Committee by annually reviewing the performance of each member of the senior management team (other than his own, which is reviewed only by the Compensation/Human Resources Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation/Human Resources Committee. The Compensation/Human Resources Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation. Based on the foregoing objectives, the Compensation/Human Resources Committee has structured the Company’s annual cash and noncash executive compensation in a way that it believes motivates executives to achieve the business goals set by the Company and rewards the executives for achieving such goals.

To assist it in making determinations regarding proper levels of executive compensation, the Compensation/Human Resources Committee has engaged Silverton Bank, an outside consulting firm, to conduct an annual review of the Company’s total compensation program for the chief executive officer as well as for other key members of the senior management team. Silverton provides the Compensation/Human Resources Committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer, and on the recommendations being made by the Company’s management, for members of the senior management team other than the chief executive officer.

In making compensation decisions, the Compensation/Human Resources Committee generally compares each element of total compensation against a peer group of publicly-traded and privately-held financial institutions (collectively, the “Compensation Peer Group”) and published surveys. The Compensation Peer Group, which is periodically reviewed and updated by the Compensation/Human Resources Committee, consists of companies against which the Compensation/Human Resources Committee believes the Company competes for executive talent. The companies comprising the Compensation Peer Group for 2007 are 20 independent banks that operate within 11 southern or mid-Atlantic coast states and that are comparable in terms of asset size ($1.2 billion to $2.6 billion).

The Company competes with many larger companies for top executive-level talent. As such, the Compensation/Human Resources Committee generally sets compensation for senior management team members at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group in order to be competitive but still emphasize performance-based compensation. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Executive Compensation Components

The Company provides a competitive mix of pay elements that it believes aligns executive incentives with shareholder value. The executive compensation program includes both short- and long-term compensation and is designed to reward executives for attaining the Company’s business goals and objectives. For the year ended December 31, 2007, the principal components of compensation for the named executive officers were base salary, annual incentive plan, retirement and other benefit plans, and perquisites and other personal benefits. These components combine fixed and variable elements to create a total compensation package that provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary

Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are intended to be competitive relative to similar positions at reasonably comparable peer institutions (e.g., companies included in the Compensation Peer Group) in order to provide the Company with the ability to pay base salaries that will attract and retain employees with a proven track record of performance. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable institutions. Individual salaries may be above or below amounts paid to similarly situated employees at competitor institutions, depending on the executive’s tenure in his position and performance. Base salary ranges are designed so that salary opportunities for a given position will generally be between 80% and 125% of the midpoint of the base salary established for each range.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The Compensation/Human Resources Committee primarily considers the following factors in approving adjustments to salary levels for executives:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	market data provided by outside consultants, including the average size of salary increases being granted by competitors;

•	whether the responsibilities of the position have changed during the preceding year; and

•	the individual’s performance as reflected in the overall manner in which his or her assigned role is carried out.

For fiscal 2007, the base salary ranges for the Compensation Peer Group were: (i) chief executive officer – $289,217 to $438,407 (midpoint $355,272); (ii) chief financial officer – $157,827 to $210,776 (midpoint $179,316); (iii) chief credit officer – $128,719 to $163,512 (midpoint $150,532); and (iv) chief banking officer – $175,064 to $271,528 (midpoint $212,228). Fiscal 2007 base salaries for the Company’s chief executive officer, chief financial officer, chief credit officer and chief banking officer were 96%, 107%, 108% and 83%, respectively, of the midpoint of these ranges. These amounts were determined based upon tenure in the position, the competitive norm and the level of experience each such individual has with other banking institutions.

Annual Incentive Plan

The Annual Incentive Plan is intended to serve many functions, including compensating executive officers for specific achievements on behalf of the Company’s performance and their individual achievements, encouraging the retention of key executives and other officers, and aligning the officers’ interests with those of the Company’s shareholders with target award opportunities that are established as a percentage of base salary. The opportunity for a more significant award generally increases when the Company achieves higher levels of performance. For 2007, the Compensation/Human Resources Committee set a target award range from 30% to 40% of base salary for the Company’s named executive officers, and determined that the named executive officers would be evaluated on the following criteria: profitability, as measured by reported net income; balance sheet growth, as measured by asset growth; return on average equity; return on average assets; the loan portfolio’s credit quality, as measured by the ratio of nonperforming loans to total loans; and for named executives other than the chief executive officer, certain functional objectives determined by the chief executive officer. The performance measures chosen by the Compensation/Human Resources Committee under the Annual Incentive Plan are believed to be key indicators of the Company’s overall financial and operating results. The Compensation/Human Resources Committee believes that these measures align the interests of executive officers with those of our shareholders by linking the bonus amounts directly to the Company performance. These performance measures require our executives to successfully manage the ongoing business pressures we face. These pressures may include increasing core deposits and quality loan growth; controlling costs; and managing asset quality.

The Compensation/Human Resources Committee reviewed the progress throughout the year, evaluating the cumulative results at year end based on the above performance targets. The chief executive officer’s incentive award was based 50% on achieving target net income, 30% on achieving target asset growth and 20% on achieving a target return on average equity; and the chief financial officer’s, chief credit officer’s and chief banking officer’s incentive award was based 40% on achieving target net income, 24% on achieving target asset growth, 16% on return on average assets and 20% on functional objectives determined by the chief executive officer. Incentive awards for all named executive officers are eligible for reduction at the discretion of the Compensation/Human Resources Committee if the loan portfolio’s credit quality does not meet expectations. In addition, the Compensation/Human Resources Committee retains discretion under the plan, if circumstances warrant, to award bonuses or otherwise increase, reduce or eliminate bonuses that might otherwise be payable to an executive officer based on actual performance even if inconsistent with the plan. Awards are paid in cash during the first quarter of the following fiscal year.

The Company’s corporate objectives for 2007, particularly the specific financial targets for net income, asset growth, return on average equity, return on average assets, and the ratio of nonperforming loans to total loans, which the Company uses for purposes of determining its 2007 incentive compensation for its executive officers, were set at levels that the Board of Directors intended to be challenging, and which provided an incentive for executive officers to meet corporate objectives, including increasing net income, return on average equity, return on average assets, growing assets and improving the quality of the loan portfolio. However, corporate objectives were (and are) also intended to be attainable if the Company has what is considered to be a successful year. The Board of Directors believes that a senior management team that is providing strong performance should be able to achieve corporate objectives in most but not necessarily all years.

The Company’s financial and operating results were below threshold for each of the performance measures in 2007. As a result, the named executive officers did not earn any bonuses under the Annual Incentive Plan for results under any of the performance measures. However, the Compensation/Human Resources Committee wanted to recognize exceptional performance in a very difficult business environment and approved the following discretionary cash awards to the named executive officers for their contributions for the year ended December 31, 2007:

Name	Cash Incentive Award

B. Grant Yarber	$–
A. Christine Baker	–
Michael R. Moore (1)	–
Mark J. Redmond	27,000
David C. Morgan	27,000

(1) Mr. Moore joined the Company on December 3, 2007 and was not eligible to participate in the Annual Incentive Plan for the year ended December 31, 2007.

Equity Awards. Equity compensation is intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders. Under the Capital Bank Corporation Equity Incentive Plan (the “Equity Incentive Plan”), the Board of Directors or the Compensation/Human Resources Committee of the Board of Directors has the authority to grant stock options and restricted stock to any employee, director or local advisory board member of the Company. Equity award levels are generally determined based on market data and vary among participants based on their positions within the Company. From time to time, the Compensation/Human Resources Committee may grant an additional award to one or more employees based on special circumstances.

The Company awards equity grants without regard to any scheduled or anticipated release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the disclosure of information due to plans to make equity grants.

For 2007, the Compensation/Human Resources Committee made single restricted stock grants to three of the named executive officers (see below under “Restricted Stock Awards”). Such grants were determined by the Compensation/Human Resources Committee at its December 20, 2007 meeting and are reflected in the “Summary Compensation Table” under the “Stock Awards” column and in the “Grants of Plan-Based Awards” table.

Neither the Board of Directors nor the Compensation/Human Resources Committee sets any performance levels (threshold, target, maximum or otherwise) for equity awards, and all equity awards under the Equity Incentive Plan are made completely at the discretion of the Board of Directors or the Compensation/Human Resources Committee.

Stock Option Grants. Stock options have the potential to grow in value over time and are used to reward employees, directors or local advisory board members, for performance that maximizes long-term shareholder value. Stock options can also be awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on factors such as the position to be occupied by the new employee and the competitive situation.

Incentive stock options, or ISOs, may be granted only to employees of the Company. Nonqualified stock options, or NSOs, may be granted to employees, directors and local advisory board members of the Company. The exercise price of ISOs may not be less than 100% (110% in the case of a 10% shareholder) of the fair market value of the shares on the date of grant. The exercise price of NSOs is determined by the Compensation/Human Resources Committee at the time of grant. The fair market value of the shares (determined on the date of grant) as to which ISOs held by an optionee first become exercisable in a calendar year may not exceed $100,000. The term of an ISO may not be more than ten years (five years in the case of a 10% shareholder). ISOs must be exercised within three months after the employment of the optionee terminates (12 months in the case of death or disability). NSOs must be exercised within the period set forth in the option agreement after the employment or director relationship of the optionee terminates, but in all cases before the expiration of the term of the NSO.

In years prior to 2006, the process of determining the amount of stock option grants was based on criteria similar to that used in the determination of adjustments to cash compensation, although success in achieving performance goals was weighed more heavily in determining stock option grants. In light of the failure to achieve performance objectives, there were no stock option grants made to the named executive officers for the year ended December 31, 2007, with the exception of 8,000 options, which were granted to Mr. Moore in connection with his appointment as the Company’s Chief Financial Officer.

Historically, options are awarded with exercise prices equal to the closing price of the Company’s Common Stock on the date of grant. The Compensation/Human Resources Committee has not granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options priced on a date other than the grant date. Options granted generally vest at a rate of 20% per year over the first five years of the ten-year option term. Vesting ceases upon termination and options must be exercised within 90 days of termination of employment. There are 232,100 vested outstanding options, and 52,000 nonvested options as of December 31, 2007.

Restricted Stock Awards. Grants of stock or rights to purchase stock are determined by the Compensation/Human Resources Committee in its discretion. The Compensation/Human Resources Committee determines the purchase price (if any) of the shares subject to stock awards, and the vesting and other terms of stock awards. Restricted stock awards have value as restrictions lapse and are generally used to reward certain of the Company’s employees for performance that maximizes long-term shareholder value.

In an effort to retain and motivate key executives, restricted stock awards were made for the year ended December 31, 2007 to three of the four named executive officers, B. Grant Yarber, Mark J. Redmond and David C. Morgan in grants of 9,000 shares, 6,000 shares and 6,000 shares, respectively. One-third (1/3) of each award will vest on each of the first, second and third anniversaries of the December 20, 2007 grant date. Vesting ends upon termination of employment, and all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability, or upon a change in control.

Retirement and Other Benefit Plans

401(k) Plan. The Capital Bank 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company will match 100% of the first 6% of pay that is contributed to the 401(k) Plan to encourage employees to save money for their retirement. Matching contributions vest over a five year period with 20% vesting after two years of service, an additional 20% after each of the third and fourth years of service and the remaining 40% after the fifth year of service. This plan, and the Company’s contributions to it, enhance the range of benefits offered to executives and enhance the Company’s ability to attract and retain employees.

Supplemental Executive Retirement Plan. Three of the named executive officers, Mr. Yarber, Mr. Redmond and Mr. Morgan participate in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Supplemental Executive Plan”). The Supplemental Executive Plan was adopted on May 24, 2005 to offer supplemental retirement benefits to key decision-making members of the senior management team employed by the Company at that time, whose deferral opportunities under the Capital Bank 401(k) Plan are capped, and to encourage long-term retention of plan participants. The Company pays the entire cost of benefits under the Supplemental Executive Plan, which are in addition to the defined contribution type plans (e.g., the 401(k) Plan) that encourage participants to set aside part of their current earnings to provide for their retirement. The amount payable under the Supplemental Executive Plan to each named executive officer is determined by the plan’s benefit formula, which is more fully described below in the section entitled “Supplemental Executive Plan.”

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation/Human Resources Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

Personal benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Personal benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency. The named executive officers also receive automobile allowances and club memberships paid by the Company, as well as certain opportunities to travel on Company business using the Company’s leased aircraft. The Company also sponsors memberships in golf or social clubs for certain senior executives who have responsibility for the entertainment of current and prospective clients.

Change in Control Arrangements. The Company has entered into employment agreements with each of the named executive officers, except Ms. Baker who is no longer with the Company, which are described in more detail under the heading “Potential Payments upon Termination or Change in Control” below. Each employment agreement contains change in control severance provisions that are designed to promote stability and continuation of senior management. The Company has included change in control provisions in the named executive officers’ employment agreements because the banking industry has been consolidating for a number of years, and the Company does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company desires that its executives be focused on the business of the organization and the interests of shareholders. In addition, the Company believes it is important that its executives are able to react neutrally to a potential change in control and not be influenced by personal financial concerns. The Compensation/Human Resources Committee believes that the change in control provisions included in the named executive officers’ employment agreements are consistent with market practice and assist the Company in retaining its executive talent.

The Compensation/Human Resources Committee believes that change in control provisions should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, the employment agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the change in control provisions of the employment agreements only if the executive’s employment actually terminates as a result of the change in control. The Company has set the level of benefits (either 1, 2 or 2.99 times salary and bonus depending on when the named executive officer is terminated after a change in control) to remain competitive with the banking industry as a whole and specifically with the independent banks that operate within Capital Bank’s regions.

Additional information regarding the applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change in Control” below.

Tax Deductibility of Compensation. It has been and continues to be the Compensation/Human Resources Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code. The Company also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on its executive officers that might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code which are considered by the Compensation/Human Resources Committee.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year, which executives are referred to herein as covered employees, will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” and (ii) our shareholders are advised of, and approved, the material terms of the performance goals under which such compensation is paid and, under certain conditions, such shareholders have reapproved the material terms of the performance goals within the last five years.

The change in control provisions contained in the employment agreements for Mr. Moore, Mr. Redmond and Mr. Morgan provide that to the extent any of the payments and benefits provided for under such employment agreement or otherwise payable to Mr. Moore, Mr. Redmond and Mr. Morgan, respectively, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Internal Revenue Code and the applicable regulations) is equal to 2.99 times such named executive officers’ “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. Internal Revenue Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment,” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.

A payment as a result of a change in control must be equal to or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the reduction in the aggregate amount of the payments due Mr. Moore, Mr. Redmond and Mr. Morgan under their respective change in control provisions of their employment agreements is to avoid loss of tax deduction by the Company on amounts over and above the “base amount” and to avoid subjecting the executive to excise tax under Section 4999 of the Internal Revenue Code. Mr. Yarber’s change in control provisions were amended in 2006 to remove similar Section 280G “cap” provisions. As a result, to the extent any of the payments and benefits provided to Mr. Yarber under such employment agreement or otherwise payable to Mr. Yarber constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, such payments and benefits will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and will limit the Company’s corresponding tax deduction to the “base amount.” The Compensation/Human Resources Committee believes such modification is consistent with market practice for similarly situated chief executive officers and is a valuable retention incentive.

Compensation/Human Resources Committee Report

The Compensation/Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation/Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Compensation/Human Resources Committee:

Leopold I. Cohen, Chairman	O. A. Keller, III
John F. Grimes, III	Don W. Perry
Robert L. Jones	Carl H. Ricker, Jr.

Compensation/Human Resources Committee Interlocks and Insider Participation

For the year ended December 31, 2007, the Compensation/Human Resources Committee consisted of Mr. Cohen (Chairman), Mr. Grimes, Mr. Jones, Mr. Keller III, Mr. Perry and Mr. Ricker. None of the members of the Compensation/Human Resources Committee are or were, during 2007 or formerly, officers or employees of the Company or Capital Bank, and none of the executive officers serve as a member of a compensation committee of any entity that has an executive officer serving as a member of the Compensation/Human Resources Committee. Each of the directors, directly and/or indirectly, holds Common Stock. See “Certain Transactions” below for additional information on transactions between the Company and certain of the directors.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)		Non-Equity Incentive Plan Compensation (3)	Change in Retirement Plan Present Value (4)	All Other Compensation (5)	Total

B. Grant Yarber President and Chief Executive Officer	2006 2007	$340,000 340,000	$	– –	$	– 3,060	$123,760 –	$93,490 134,510	$37,981 20,062	$595,231 497,632

A. Christine Baker (6) Executive Vice President and Chief Financial Officer	2006 2007	185,000 191,783		– –		– –	40,515 –	– –	13,098 21,887	238,613 213,670

Michael R. Moore Executive Vice President and Chief Financial Officer	2007	15,417		–		–	–	–	5,388	20,805

Mark J. Redmond Executive Vice President and Chief Credit Officer	2006 2007	150,000 163,750		– 27,000		– 2,040	41,850 –	7,195 23,086	38,294 20,749	237,329 236,625

David C. Morgan Executive Vice President and Chief Banking Officer	2007	176,667		27,000		2,040	–	22,077	21,124	248,908

(1)	Amounts include discretionary payments made to named executive officers under the Annual Incentive Plan.

(2)
Amounts listed do not reflect compensation actually received by the named executive officer. Instead, such amounts represent the amount of compensation cost recognized in 2007 in accordance with the Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment” (“FAS 123R”) disregarding any adjustments for forfeiture assumptions. For a further discussion of these awards, see Note 16 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
For 2006, the chief executive officer’s incentive award was based 70% on achieving target net income and 30% on achieving target asset growth; and the chief financial officer’s and chief credit officer’s incentive award was based 56% on achieving target net income, 24% on achieving target asset growth and 20% on functional objectives determined by the chief executive officer. See “Compensation Discussion and Analysis” for a further discussion of the Annual Incentive Plan.

(4)
The amounts reflect the increase in the present value of the named executive officer’s benefits under the Supplemental Executive Plan using assumptions consistent with those used in the Company’s financial statements and include amounts, which the named executive officer may not currently be entitled to receive because such amounts are not fully vested.

(5)
As permitted by SEC rules, no amounts are shown for perquisites and personal benefits because such amounts do not exceed $10,000 in aggregate for any individual named executive officer. The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column do include (i) matching contributions by the Company under the Capital Bank 401(k) Retirement Plan; (ii) automobile allowances to certain executive officers; (iii) amounts for the personal portion of club dues for Mr. Yarber, Mr. Redmond and Mr. Morgan; (iv) relocation expenses paid on behalf of Mr. Moore; and (v) personal use of the Company’s leased aircraft by Mr. Yarber and Mr. Redmond (2006 amounts only). The incremental cost of the personal use of the corporate aircraft was determined on a per flight basis based on the Standard Industry Fare Level rate prescribed by the Internal Revenue Code and/or the direct costs of charter flights. Each of the foregoing amounts does not exceed the greater of $25,000 or 10% of the total perquisites for the named executive officer.

(6)
Effective January 3, 2008, Ms. Baker resigned as Executive Vice President and Chief Financial Officer of the Company. She served as chief financial officer until December 3, 2007 and in a consulting capacity until January 3, 2008. In exchange for delivery of a standard release, Ms. Baker was paid $103,121 on January 3, 2008. This amount is not reflected in Ms. Baker’s compensation for 2007 because it was neither earned nor paid until 2008.

Executive Employment Agreements

Due to the highly competitive market for executive talent in the community banking sector, the Company has entered into employment agreements with all of the named executive officers, including our CEO. The terms of these arrangements were established through arms-length negotiations with each executive. The Company generally offers these arrangements to attract key talent from outside the Company by providing a fixed level of severance income and other benefits in the case of employment termination for various reasons.

The Company believes that it benefits from these arrangements by not having to negotiate separation terms on an ad hoc basis. In turn, the Company receives various competitive protections in the form of restrictive covenants (noncompete, nonsolicitation and nondisclosure provisions). These arrangements also assure the continuity of senior leadership in the event of a change in control, which is believed to be critical to ensuring an objective analysis of such a situation.

The employment agreements for the named executive officers are for a term of one year, renewable automatically for additional one-year periods, unless notice of termination is provided by either party at least thirty (30) days prior to the end of any renewal term. The employment agreements provide named executive officers a base annual salary, which may be reviewed and adjusted at the discretion of Capital Bank in accordance with Capital Bank’s policies, procedures and practices as they may exist from time to time. Mr. Yarber’s salary remained at $340,000, Mr. Redmond’s salary was increased to $165,000, and Ms. Baker’s salary was increased to $192,400, each effective February 1, 2007. Mr. Moore’s initial salary was $185,000 effective December 3, 2007, and Mr. Morgan’s salary was $200,000 effective August 1, 2007. Pursuant to the terms of the agreements, the named executive officers are eligible for performance bonuses and other benefits available to executives of the Company. Finally, each named executive officer has agreed to standard nondisclosure provisions, and Ms. Baker, Mr. Moore, Mr. Redmond and Mr. Morgan have also agreed to standard noncompete and nonsolicitation provisions.

Under the terms of these employment agreements, the named executive officers are entitled to severance benefits upon the occurrence of specified events including upon a change in control of the Company. For a detailed description of such benefits, see “Potential Payments upon Termination or Change in Control.”

Grants in Last Fiscal Year

There were no options granted to the named executive officers in the year ended December 31, 2007, with the exception of 8,000 options, which were granted to Mr. Moore in connection with his appointment as the Company’s Chief Financial Officer. Mr. Moore’s options vest in equal annual installments over five years from the date of grant and have a term of ten years.

Grants of Plan-Based Awards (2007)

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum

B. Grant Yarber	12/20/07	$68,000	$136,000	$272,000	9,000	–	$–	$110,160

A. Christine Baker (4)	–	28,860	57,720	115,440	–	–	–	–

Michael R. Moore (5)	12/03/07	–	–	–	–	8,000	13.20	22,928

Mark J. Redmond	12/20/07	24,750	49,500	99,000	6,000	–	–	73,440

David C. Morgan	12/20/07	30,000	60,000	120,000	6,000	–	–	73,400

(1)
Non-equity incentive plan award amounts represent the threshold, target and maximum amounts payable under the Company’s Annual Incentive Plan for 2007. The plan uses the following three performance measures that have been assigned a weighting per named executive officer as indicated: profitability, as measured by reported net income (50% for chief executive officer and 40% for chief financial officer, chief credit officer and chief banking officer); balance sheet growth, as measured by asset growth (30% for chief executive officer and 24% for chief financial officer, chief credit officer and chief banking officer); return on average equity (20% for chief executive officer); return on average assets (16% for chief financial officer, chief credit officer and chief banking officer); loan portfolio credit quality, as measured by the ratio of nonperforming loans to total loans (no specific weighting assigned, but used in the discretion of the Compensation/Human Resources Committee to adjust awards, as deemed appropriate); and functional objectives determined by the chief executive officer (20% for the chief financial officer, chief credit officer and chief banking officer). During 2007, none of the threshold levels for performance measures were met under the Annual Incentive Plan; nonetheless, the Compensation/Human Resources Committee used its discretionary power under the Annual Incentive Plan to award certain amounts to certain of the named executive officers. The actual amounts paid to the named executive officers for 2007 are disclosed in the “Bonus” column of the “Summary Compensation Table.” For additional information regarding the Annual Incentive Plan, see “Compensation Discussion and Analysis” above.

(2)
One-third (1/3) of each restricted stock award vests on each of the first, second and third anniversaries of the grant date. Vesting ends upon termination of employment, at which time all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability or a change in control.

(3)
The fair value of stock awards granted to Mr. Yarber, Mr. Redmond and Mr. Morgan during fiscal year 2007 in accordance with FAS 123R is $110,160, $73,440, and $73,440, respectively, and is calculated by multiplying the total number of shares awarded by $12.24, the price per share on the grant date.

(4)	Ms. Baker resigned from the Company, effective January 3, 2008.

(5)	The fair value of stock options granted to Mr. Moore during fiscal year 2007 in accordance with FAS 123R is $22,928. Mr. Moore was not eligible to participate in the Annual Incentive Plan during 2007.

Outstanding Equity Incentive Plan Awards at Fiscal Year End

The following table provides information on all Equity Incentive Plan awards (if any) held by the named executive officers of the Company as of December 31, 2007. All outstanding stock option awards were subject to service-based vesting and are for stock options, exercisable into shares of the Company’s Common Stock.

Outstanding Equity Awards at Year End (2007)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (3)

B. Grant Yarber	10,000	$15.27	9/15/13	9,000	$94,950
	10,000	15.80	12/12/13
	10,000	18.18	12/16/14

A. Christine Baker	–	–	–	–	–

Michael R. Moore	8,000	13.20	12/03/17	–	–

Mark J. Redmond	5,000	17.31	5/03/15	6,000	63,300

David C. Morgan	5,000	15.80	12/12/13	6,000	63,300
	3,500	18.18	12/16/14

(1)
The options listed were granted under the Equity Incentive Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment. Options may be exercised to purchase vested shares only. Upon termination of employment, options are forfeited with respect to any shares not then vested.

(2)
One-third (1/3) of each restricted stock award vests on each of the first, second and third anniversaries of the December 20, 2007 grant date. Vesting ends upon termination of employment, at which time all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability or a change in control.

(3)
The market value of stock awards granted to Mr. Yarber, Mr. Redmond and Mr. Morgan during fiscal year 2007 is calculated by multiplying the total number of shares awarded by the closing price of $10.55 of the Company’s Common Stock as of December 31, 2007.

Options Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options or had any restricted stock awards vest during the year ended December 31, 2007.

Supplemental Executive Plan

Under the Supplemental Executive Plan, participants will receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment less certain amounts the Company contributes towards the participant’s retirement, including Company paid matching contributions to the Capital Bank 401(k) Plan and 50% of the participant’s projected social security benefit. Should the Company adopt other qualified ERISA retirement plans, those additional future benefits would also reduce the benefits under the Supplemental Executive Plan. Benefits under the Supplemental Executive Plan will vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually each year thereafter. The Company’s Board of Directors or an appropriate committee of the board may grant credit for years of service prior to the effective date of the Supplemental Executive Plan.

Retirement benefits under the Supplemental Executive Plan will be paid annually for a number of years equal to the executive’s years of service with the Company, up to a maximum of 17 years. However, in the event of a change in control (as defined in the Supplemental Executive Plan) or in the event of a participant’s death while employed by the Company, a participant will instead receive a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Supplemental Executive Plan had the participant retired with 17 years of service on the date of such event. In the event of a participant’s disability (as defined in the Supplemental Executive Plan), the participant’s benefits will be paid based on the total years of service earned under the Supplemental Executive Plan through the date of disability.

As of December 31, 2007, Mr. Yarber has accrued four years of service, Mr. Redmond has accrued three years of service and Mr. Morgan has accrued four years of service. Thus, Mr. Yarber and Mr. Morgan are 20% vested in their accrued benefits under the Supplemental Executive Plan. Mr. Redmond is not yet vested in any accrued benefits under the Supplemental Executive Plan.

The Supplemental Executive Plan contains an early retirement provision, which permits a reduced benefit to a participant who terminates employment prior to attaining age 58. In such instances, the benefit would be reduced by a factor equal to 2% times the difference between 58 and the participant’s age at the date of termination. For example, if a participant retires at age 40, the annual benefit would be reduced by 36%, since 58 minus 40 times 2% equals 36%. However, this early retirement provision requires affirmative election by a participant within the first 30 days of participation. None of Mr. Yarber, Mr. Redmond nor Mr. Morgan made such election within the first 30 days of their participation in the Supplemental Executive Plan, and as a result, none has the right to early retirement benefits.

The following table shows the present value of benefits payable to named executive officers, including the number of years of service credited to each such named executive officer under the Supplemental Executive Plan, determined using assumptions consistent with those in the Company’s financial statements. The present value is based on the estimated future payments due after attaining normal retirement age without regard to death, disability, early retirement or a change in control. Ms. Baker and Mr. Moore are not participants in the Supplemental Executive Plan.

Pension Benefits (2007)

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments during Last Fiscal Year

B. Grant Yarber (2)	4	$295,648	$–

Mark J. Redmond	3	36,375	–

David C. Morgan (2)	4	58,678	–

(1)	Includes amounts, which the named executive officer may not currently be entitled to receive because such amounts are not fully vested.

(2)
As permitted by the terms of the Supplemental Executive Plan, the Company’s Board of Directors has credited Mr. Yarber with one additional year of service for past service as the Company’s chief executive officer. Mr. Morgan participated in the Supplemental Executive Retirement Plan as the Regional President for the Triangle Region.

Potential Payments upon Termination or Change in Control

The table below sets forth the amount of compensation to each of the named executive officers of the Company (except Ms. Baker, who is no longer an executive officer of the Company) in the event of voluntary termination for good reason, involuntary not-for-cause termination, termination following a change in control, termination due to death, and termination due to disability. The amounts assume such termination was effective December 31, 2007 and thus include amounts earned through such time and are estimates of the amounts, which would be paid out to the executives upon termination.

Severance and Change in Control Arrangements. The Company has entered into employment agreements with the named executive officers (Ms. Baker’s employment agreement is no longer in effect), which are intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment. These employment agreements contain severance provisions, including in connection with a change in control of the Company. For a brief summary of these agreements, see “Executive Employment Agreements” above.

Other than in the event of a change in control of the Company, if the named executive officers are terminated without cause, or the named executive officers terminate their agreement for good reason, such officer would be entitled to:

•
a gross amount equal to his or her then current base salary plus the amount of annual incentive award paid to the employee, if any, in the prior annual performance bonus year, payable in substantially equal amounts over the twelve-month period following such termination, except for Mr. Yarber, who is entitled to payments for a period up to twenty-four months if Mr. Yarber has not obtained new employment at a comparable compensation package; and

•
the continued participation in all (or comparable substitute coverage for) life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which the executive participated in immediately prior to termination for a minimum of one year for all named executive officers, except Mr. Yarber, who is entitled to continued participation for a maximum of two years if Mr. Yarber has not obtained new employment at a comparable compensation package.

The Company may terminate the named executive officers’ employment for cause, in which event the Company would be required to pay only their accrued compensation due at termination.

In the event of termination due to death or disability, Mr. Yarber is entitled to receive a gross amount equal to his then current base salary plus the amount of annual incentive award paid, if any, in the prior annual performance bonus year, payable in a lump sum following the date of death or disability.

The employment agreements include change in control provisions that require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason” prior to triggering any payment obligation.

In the event of termination following a change in control, subject to execution of a standard general release of claims, the named executive officers are entitled to receive all accrued compensation and any pro rata annual performance bonus to which they are entitled and earned up to the date of termination, and severance payments and benefits. In addition, if termination occurs:

•
within twelve months after the occurrence of the change in control, the named executive officers are each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year;

•
more then twelve months but not more than twenty-four months after the occurrence of the change in control, the named executive officers are each entitled to two times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year; and

•
more then twenty-four months but less than thirty-six months after the occurrence of the change in control, the named executive officers are each entitled to one time his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year.

No payments are due the named executive officers if their employment is terminated after more than thirty-six months after the occurrence of the change in control.

Generally, pursuant to their agreements, a change in control is deemed to occur:

•	if any person acquires 50% or more of the Company’s voting securities;

•	if a majority of the directors, as of the date of their agreements, are replaced;

•
if shareholders approve a reorganization, share exchange, merger or consolidation related to the Company or Capital Bank, following which the owners of the Company’s voting securities immediately prior to the closing of such transaction do not beneficially own more than 50% of voting securities of Capital Bank; or

•
if the shareholders of Capital Bank approve a complete liquidation or dissolution of Capital Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of Capital Bank.

Upon a change in control, the named executive officers are also entitled to continued participation in all life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which he or she participated in immediately prior to termination for the time periods he or she receives severance benefits as a result of a change in control.

Supplemental Executive Plan. In the event of a change in control of the Company, Mr. Yarber, Mr. Redmond and Mr. Morgan are also entitled to lump sum payments under the Supplemental Executive Plan based on accelerated vesting and years of service credit. See above under “Supplemental Executive Plan.”

Accelerated Vesting of Stock Options and Stock Awards. In the event of a change in control of the Company, including a merger, consolidation, or reorganization of the Company, in which the owners of the voting power of the Company immediately before the transaction do not, directly or indirectly, own more than 50% of the voting power of the Company immediately following the transaction, or if the Company dissolves, liquidates, or sells substantially all of its assets, all outstanding stock options and stock awards granted under the Equity Incentive Plan, including awards granted to the Company’s named executive officers, will become fully vested. Stock options currently held by Mr. Yarber, Mr. Redmond and Mr. Morgan are fully vested. Mr. Moore’s stock options vest equally over a five-year period beginning December 3, 2008. No stock options or stock awards were granted to Ms. Baker prior to her retirement effective January 3, 2008.

Potential Payments upon Termination or Change in Control (2007)

On December 31, 2007	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control		Termination Due to Death	Termination Due to Disability

B. Grant Yarber
Salary (1) (2)	$680,000	$680,000	$2,033,200		$340,000	$340,000
Bonus (2)	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	94,950		94,950	94,950
Benefit continuation (5)	13,199	13,199	39,465		–	–
Retirement plan (6)(7)	59,130	59,130	2,450,976		2,450,976	708,537
Life insurance benefits (8)	–	–	–		1,000,000	–
Total value	$752,329	$752,329	$4,523,641		$3,790,976	$1,048,537

Michael R. Moore
Salary (1)	$185,000	$185,000	$553,150		$–	$–
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Benefit continuation (5)	12,752	12,752	38,127		–	–
Life insurance benefits (8)	–	–	–		370,000	–
Total value	$197,752	$197,752	$591,277		$370,000	$–

Mark J. Redmond
Salary (1)	$165,000	$165,000	$376,770		$–	$–
Bonus	27,000	27,000	80,730		–	–
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	63,300		63,300	63,300
Benefit continuation (5)	4,967	4,967	14,852		–	–
Retirement plan (6)(7)	–	–	–		439,236	97,950
Life insurance benefits (8)	–	–	–		327,500	–
Total value	$196,967	$196,967	$472,352	(9)	$766,736	$97,950

David C. Morgan
Salary (1)	$200,000	$200,000	$385,520		$–	$–
Bonus	27,000	27,000	80,730		–	–
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	63,300		63,300	63,300
Benefit continuation (5)	11,929	11,929	35,668		–	–
Retirement plan (6)(7)	11,736	11,736	11,736		385,315	111,388
Life insurance benefits (8)	–	–	–		373,333	–
Total value	$250,665	$250,665	$513,655	(10)	$758,648	$111,388

(1)	Amounts payable in equal installments over the twelve-month (or twenty-four month) period following termination. Amounts reflect the present value of these payments.

(2)
Under the terms of Mr. Yarber’s employment agreement, in the event of voluntary termination for good reason or involuntary not-for-cause termination, if Mr. Yarber has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination, he shall continue to receive his salary and bonus installment payments until the earlier of the period ending 24 months following termination or the date he accepts subsequent employment. The amounts reflected under voluntary termination for good reason and involuntary not-for-cause termination are based on Mr. Yarber receiving payments for 24 months following termination.

(3)
Assumes executives holding vested options would fully exercise all vested options that are “in the money” on December 31, 2007. Amounts reflect the spread between the exercise price of such options and the closing price of $10.55 of the Company’s Common Stock as of December 31, 2007.

(4)
In the event of an executive’s voluntary or involuntary termination, all unvested shares of restricted stock are forfeited. In the event of death or disability, or a change in control, vesting is automatically accelerated, and the amounts reflect the number of vested shares times the closing price of $10.55 of the Company’s Common Stock as of December 31, 2007.

(5)
Reflects the estimated lump sum present value of all future premiums which will be paid on the named executive officers’ behalf under the Company’s health and welfare benefit plans based on coverage and premium rates in force on December 31, 2007.

(6)
In the event of death, the estates of Mr. Yarber, Mr. Redmond and Mr. Morgan are entitled to a lump sum payment benefit in the amount equal to the present value of the total annual retirement benefit payable under the Supplemental Executive Plan had they retired with 17 years of service on the date of death.

(7)
In the event of termination due to disability on December 31, 2007, Mr. Yarber would be entitled to four annual payments of $197,139 beginning in 2007 as a result of having four years of credited service in the Supplemental Executive Plan; Mr. Redmond would be entitled to three annual payments of $35,329 beginning in 2008 as a result of having three years of credited service in the Supplemental Executive Plan; and Mr. Morgan would be entitled to four annual payments of $30,992 beginning in 2008 as a result of having four years of service in the Supplemental Executive Plan. Amounts shown are the present value of these payments.

(8)	The amount reflects the estimated lump sum death benefit proceeds payable to the named executive officer’s beneficiary.

(9)
Amounts shown under termination due to change in control for Mr. Redmond reflect a reduction of $274,505 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Redmond’s employment agreement.

(10)
Amounts shown under termination due to change in control for Mr. Morgan reflect a reduction of $586,795 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Morgan’s employment agreement.

Compensation of Directors

Director Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $10,000 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the board. Directors are also paid $750 ($2,000 in the case of the Chairman of the Board) for each board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Deferred Compensation Plan. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (as Amended and Restated Effective January 1, 2005) (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name on the date that they would otherwise have been paid in cash. Amounts deferred are initially credited in cash, but provided the director remains an outside director and is not otherwise entitled to a distribution under the Directors’ Plan on the last day of the calendar year, all cash amounts credited to the director’s account for that year will be converted to “stock units.” Each stock unit is deemed to be equivalent to one share of Common Stock, and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the year by the closing price of the Common Stock on the last trading day of the calendar year. Each participant’s account will similarly be credited in cash for dividends paid on the Common Stock during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

During 2007, all of the Company’s directors participated in the Directors’ Plan with the exception of James A. Barnwell, Jr., Oscar A. Keller, Jr., Ernest A. Koury, Jr. and Richard H. Shirley.

Amounts deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Amounts deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the amounts were deferred. All amounts also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan. In the sole discretion of the Company, the form of payment for stock units to be paid out under the Directors’ Plan may be either in cash or Common Stock. Stock units paid in cash will be valued using the closing price of the Common Stock on the last trading day immediately preceding the date the director becomes eligible to receive benefits. Any amounts credited to a director’s account in cash and not yet converted to stock units at the time the director becomes eligible to receive benefits will be paid in cash. For the year ended December 31, 2007, the Company recognized $469,000 of expense related to the Directors’ Plan.

Supplemental Retirement Plan for Directors. In May 2005, the Company established a Supplemental Retirement Plan for Directors (the “Supplemental Director Plan”) for certain of the Company’s directors who were serving as directors at that time. The Supplemental Director Plan is intended to compensate Company directors for the additional time spent on Company activities over the several years prior to 2005 without any corresponding increases in the director fees. The Supplemental Director Plan provides for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. Assuming all current participants had ten years of service, the total maximum payment under the Supplemental Director Plan would be approximately $4.0 million. If all amounts were paid based on years of service as of the date hereof, the total payment to the current participants would be approximately $3.9 million. All current directors, except James A. Barnwell, Jr., Ernest A. Koury, Jr., James G. McClure, Jr., Richard H. Shirley and B. Grant Yarber are eligible to participate in the Supplemental Director Plan, and it is not anticipated at this time that any future directors will be permitted to participate in the Supplemental Director Plan. For the year ended December 31, 2007, the Company recognized $313,000 of expense related to the Supplemental Director Plan.

Additional retirement benefits accrue after each year of service and are payable for a maximum of ten years of service. In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the board, in lieu of the annual retirement benefits described above, the director will instead receive a lump sum payment. The lump sum will be equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. In the event of a director’s disability (as defined in the Supplemental Director Plan), the director’s accrued benefit will be paid to the director for the number of years equal to the director’s total years of service accrued under the Supplemental Director Plan. In the event of a director’s death prior to distribution of all benefits due under the Supplemental Director Plan, the director’s remaining benefits will be paid to the director’s designated beneficiary.

Equity Compensation. The Company granted stock options to nonemployee directors under the Equity Incentive Plan in years prior to 2006. All such awards were fully vested on the date of grant. The Company did not grant any option awards to its nonemployee directors during 2007.

Other. Each of our directors is also covered by director and officer liability insurance and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

The following table provides information related to the compensation of the Company’s nonemployee directors for the year ended December 31, 2007.

Director Compensation Table (2007)

Name	Fees Earned Paid in Cash	Fees Earned Paid in Stock Units (1)	Change in Retirement Plan Present Value (2)	All Other Compensation	Total

Charles F. Atkins (3)	$–	$33,125	$3,841	$–	$36,966
James A. Barnwell, Jr.	24,500	–	–	–	24,500
Leopold I. Cohen (3)	–	35,313	47,343	–	82,656
John F. Grimes, III (3)	–	33,750	7,245	–	40,995
Robert L. Jones (3)	–	32,500	58,713	–	91,213
O. A. Keller, III (3)	–	91,250	42,312	–	133,562
Oscar A. Keller, Jr. (3)(4)	27,250	–	(19,033)	32,156	40,373
Ernest A. Koury, Jr.	21,000	–	–	–	21,000
James G. McClure, Jr.	–	25,625	–	–	25,625
James D. Moser, Jr. (3)(5)	–	37,500	49,546	18,000	105,046
George R. Perkins, III (3)	–	30,000	1,498	–	31,498
Don W. Perry (3)	–	38,125	3,707	–	41,832
Carl H. Ricker, Jr. (3)	–	44,688	14,846	–	59,534
Richard H. Shirley	29,500	–	–	–	29,500
J. Rex Thomas (3)	–	34,375	8,687	–	43,062
Samuel J. Wornom, III (3)	–	35,313	15,828	–	51,141

(1)
Amounts represent the compensation cost recognized in 2007 in accordance with FAS 123R for fees deferred under the Directors’ Plan, which are converted to stock units using the closing price of the Common Stock on December 31, 2007. For a further discussion of these awards, see Note 16 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007; “Deferred Compensation Plan” above; and footnote (2) under “Principal Shareholders” above, which includes a listing of the amount of stock units currently allocated to each director that participates in the Directors’ Plan.

(2)
The amounts reflect the increase in the present value of directors’ benefits under the Supplemental Director Plan using assumptions consistent with those used in the Company’s financial statements. Benefits are paid under the Supplement Director Plan based on years of credited service. All directors have ten years of credited service as of December 31, 2007, except for Mr. Grimes (nine years) and Mr. Moser (six years).

(3)
Compensation does not include stock options that may be exercised. As of December 31, 2007, nonemployee directors held stock options as follows: 12,000 stock options for Mr. Atkins; 12,750 stock options for Mr. Cohen; 2,000 stock options for Mr. Grimes; 13,500 stock options for Mr. Jones; 22,800 stock options for Mr. Keller, III; 16,750 stock options for Mr. Keller, Jr.; 3,000 stock options for Mr. Moser; 12,000 stock options for Mr. Perkins; 12,000 stock options for Mr. Perry; 5,487 stock options for Mr. Ricker; 12,750 stock options for Mr. Thomas; and 14,750 stock options for Mr. Wornom.

(4)
The amount shown in “Change in Retirement Plan Present Value” reflects the fact that Mr. Keller, Jr. began receiving payment of benefits in 2007 under the Supplemental Director Plan, and the annual benefit amount is shown in “All Other Compensation.”

(5)
Amounts shown in “Change in Retirement Plan Present Value” and “All Other Compensation” include an increase of $20,785 and net payment of $18,000, respectively, related to retirement plans of First Community Financial Corporation that were assumed by the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plans (2007)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)

Equity compensation plans approved by security holders (2)	386,884	(3)	$13.99	228,893	(4)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	386,884		$13.99	228,893

(1)	Refers to shares of Common Stock.

(2)
The Company has assumed outstanding options originally granted by First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:

• First Community Financial Corporation – 56,682 shares at a weighted average exercise price of $6.62 per share.

• High Street Corporation – 43,293 shares at a weighted average exercise price of $10.94 per share.

(3)	Includes 284,100 shares issuable upon exercise of outstanding options under the Equity Incentive Plan and 102,784 shares allocated to participant accounts under the Directors’ Plan.

(4)	Includes 151,959 shares remaining for future issuance under the Equity Incentive Plan and 76,934 shares remaining for future issuance under the Directors’ Plan.

Options Assumed in Corporate Acquisitions. In connection with the Company’s acquisitions of First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2007, these assumed options were exercisable for a total of 99,975 shares at a weighted average exercise price of $8.49 per share. The options originally granted by First Community Financial Corporation and High Street Corporation are fully vested and exercisable. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Audit Committee operates pursuant to an Audit Committee charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and for attesting to management’s report on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the accounting and financial reporting process, and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

During 2007, the Audit Committee met eleven times. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the Company’s internal auditor and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation report. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; has discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence; and has satisfied itself as to the independent registered public accounting firm’s independence.

When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether the services it provided to the Company beyond those rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the attestation of management’s report on internal control over financial reporting were compatible with maintaining independence. The Audit Committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based upon the reports, reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit Committee:

James D. Moser, Jr., Chairman	Carl H. Ricker, Jr.
O. A. Keller, III	Richard H. Shirley
George R. Perkins, III	Samuel J. Wornom, III
Don W. Perry

Certain Transactions

Certain of the directors and executive officers of the Company, members of their immediate families and entities with which they are involved are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 2007, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $62.4 million (representing 38.0% of the Company’s total shareholders’ equity). Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during 2007. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability or contain other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. The Company generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Company presumes extensions of credit that comply with Federal Reserve Board Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

From time to time, certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure, following review and approval by the Audit Committee (in accordance with Nasdaq Marketplace Rules) to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person. Therefore, the Board of Directors has adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee of the Board of Directors and is designed to regularly monitor the appropriateness of any significant transactions with related persons (as such term is defined by SEC rules). The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which:

•	the Company or the Bank is a participant;

•	any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect interest; and

•	the amount involved exceeds $120,000.

The policy requires notification to the Company’s chief accounting officer, prior the consummation of any related person transaction, describing the related person’s interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The chief accounting officer then evaluates the proposed transaction and, if he or she determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

•	the benefits to the Company;

•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate.

O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 2007, the Company paid legal fees to such firm for services rendered in the aggregate amount of approximately $360,800.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $215,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Mr. Ricker for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the first five years is approximately $113,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company entered into a lease agreement in November 2005 for its new headquarters in downtown Raleigh with 333 Ventures, LLC. Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company, of which J. Rex Thomas, a director of the Company, is the Chairman and Chief Executive Officer, represented the Company in the lease negotiations. Grubb & Ellis|Thomas Linderman Graham will receive a commission of approximately $227,000 from 333 Ventures, LLC for the services provided. The commission will be paid as follows: $113,000 in 2005, $73,000 in 2006, $21,000 in 2007 and $20,000 in 2008. Mr. Thomas will receive 40% of the commission paid to Grubb & Ellis|Thomas Linderman Graham as compensation. From time to time the Company utilizes Grubb & Ellis|Thomas Linderman Graham to assist in subleasing unutilized space in its facilities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2007, except that Mr. Perkins and Mr. Ricker each failed to timely file one Form 4 report covering one late transaction.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee will evaluate the matter and consider what action, if any, to take as a result. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Audit Firm Fee Summary

For the years ended December 31, 2007 and 2006, the Company retained Grant Thornton LLP to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2007 and 2006 were billed by Grant Thornton LLP.

	Fiscal 2007	Fiscal 2006

Audit fees	$252,306	$318,394
Audit-related fees	25,500	13,650
Tax fees	0	0
All other fees	0	3,600
Total fees	$277,806	$335,644

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal controls over financial reporting for fiscal years 2007 and 2006, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2007 and 2006, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, collateral verification audits and audits of employee benefit plans. The Company paid Grant Thornton LLP $10,500 in 2007 and $0 in 2006, for services rendered in connection with the review of registration statements filed by the Company.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services, including the review of registration statements, provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee has considered the compatibility of the nonaudit services performed by and fees paid to Grant Thornton LLP in fiscal 2007, and determined that such services and fees were compatible with its independence. During 2007, Grant Thornton LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Nonaudit Services. The Audit Committee charter contains the Company’s policy regarding the approval of audit and nonaudit services provided by the independent registered public accounting firm. According to that policy, the Audit Committee must pre-approve all services, including all audit and nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee approved all audit and nonaudit services described above in accordance with this policy. In determining whether to approve a particular audit or permitted nonaudit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2009 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 24, 2008, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2009 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, on or before March 10, 2009, which is not later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to Michael R. Moore, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

Shareholders Sharing the Same Last Name and Address. Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Michael R. Moore, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6372). Shareholders sharing an address and currently receiving a single copy may contact Mr. Moore as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Mr. Moore as described above.

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

/s/  Nancy A. Snow
Nancy A. Snow
Vice President and Corporate Secretary
April 24, 2008

REVOCABLE PROXY
CAPITAL BANK CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Grant Yarber and Michael R. Moore, and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601 on May 22, 2008 at 5:00 p.m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED.

1.      Election of Class II Directors:

☐ For All Nominees	☐ Withhold	☐ For All Except

Class II Directors:

James A. Barnwell, Jr.	Richard H. Shirley
John F. Grimes, III	J. Rex Thomas
Robert L. Jones	Samuel J. Wornom, III

INSTRUCTION: To withhold authority to vote for any individual nominee above, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Ratification of appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008:

☐ For	☐ Against	☐ Abstain

Note that each separate matter to be acted on as set forth above is unrelated to and not conditioned upon the approval of another matter.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

 Detach above card, sign, date and mail in postage paid envelope provided.

CAPITAL BANK CORPORATION

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.